EX-99.d.2

Delaware Management Company

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

March 24, 2023

Delaware Group® Global & International Funds

100 Independence, 610 Market Street

Philadelphia, PA 19106-2354

Re:	Expense Limitations

To whom it may concern:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Macquarie Investment Management Business Trust (the “Manager”), agrees that in order to improve the performance of the series of Delaware Group Global & International Funds listed below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or pay/reimburse expenses (excluding any 12b-1 fees, acquired fund fees and expenses, taxes, interest, short sale dividend and interest expenses, brokerage fees, certain insurance costs, and nonroutine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations (collectively, the “Excluded Expenses”)) in an aggregate amount equal to the amount by which the Funds’ total annual fund operating expenses (excluding any Excluded Expenses) exceed the percentages set forth below for the period from March 30, 2023 through March 29, 2024. For purposes of this Agreement, Excluded Expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Board of Trustees and the Manager.

	Class A, Class C
	Class R, and
	Institutional Class	Class R6
Fund	Expense Cap	Expense Cap
Delaware Emerging Markets Fund	1.20%	1.12%
Delaware International Small Cap Fund	1.08%	1.00%
Delaware International Value Equity Fund	0.88%	0.79%

The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of

Macquarie Investment Management Business Trust

By:	/s/ Richard Salus
	Name:	Richard Salus
	Title:	Senior Vice President